Exhibit 23.3

Consent Of Independent Registered Public Accounting Firm

To the Board of Directors

Cyalume Technologies Holdings, Inc.

We hereby consent to the use in the Registration Statement on Post-Effective Amendment No. 1 on Form S-3 to Form S-1 of our report dated April 10, 2008 on the financial statements of Cyalume Technologies Holdings, Inc. (formerly Vector Intersect Security Acquisition Corp.) (a corporation in the development stage) as of December 31, 2007 and the related statements of income, stockholders’ equity and cash flows for the year ended December 31, 2007 and the period from July 19, 2005 (inception) to December 31, 2007, which appears in such Registration Statement.

We also consent to the reference to our Firm under the caption “Experts” in such Registration Statement.

/s/	Miller, Ellin & Company, LLP

Miller, Ellin & Company, LLP

New York, New York

February 2, 2009